EXHIBIT 10.31

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of August 28, 2008, by and between AML Communications, Inc. (the "Borrower") and Bridge Bank, National Association ("Lender").

1.    DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated July 8, 2004 by and between Borrower to Lender, as may be amended from time to time, (the "Business Financing Agreement"). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness" and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the "Existing Documents."

2.     DESCRIPTION OF CHANGE IN TERMS.

A.    Acknowledgement of Existing Indebtedness:

Borrower hereby acknowledges that, as of the date hereof, Borrower owes to Lender an unpaid principal amount of (i) $28,168.17 from Equipment Loan 1 Advances (the "Unpaid Equipment Loan 1 Advances"), (ii) $261,632.45 from Equipment Loan 3 Advances (the "Unpaid Equipment Loan 3 Advances"), and (iii) $398,112.48 (the "Unpaid Equipment Loan 4 Advances"), Equipment Loan 2 Advances have been repaid in full and no principal amount is currently owed from Formula Advances.

Borrower hereby also acknowledges that Equipment Loan 1 Advances, Equipment Loan 2 Advances, Equipment Loan 3 Advances, or Equipment Loan 4 Advances are no longer available to Borrower.

B.    Modification(s) to the Business Financing Agreement.

1.    The following defined terms are hereby inserted into Section 1.1 entitled "Definitions" in the appropriate alphabetical order:

"Equipment Loan 5 Advance" has the meaning set forth in Section 2.3(f) hereof. "Equipment Loan 5 Credit Limit" means $300,000.

"Equipment Loan 5 Facility Fee" means a fee of $2,500 paid upon execution of this Business Financing Modification Agreement.

"Equipment Loan 5 Maturity Date" means January 27, 2012.

2.    The following defined terms in Section 1.1 entitled "Definitions"are hereby amended as follows:

"Credit Limit" means the sum of (i) Formula Credit Limit, (ii) Unpaid Equipment Loan 1 Advances, (iii) Unpaid Equipment Loan 3 Advances, (iv) Unpaid Equipment Loan 4 Advances, and (v) Equipment Loan 5 Credit Limit.

"Equipment Advance" means an Equipment Loan 1 Advance, an Equipment Loan 3 Advance, an Equipment Loan 4 Advance, or an Equipment Loan 5 Advance as set forth in Section 2.3.

"Equipment Loan 3 Maturity Date" means July 31, 2011.

"Facility Fee" means a fee equal to $2,500 due upon execution of this Business Financing Modification Agreement, and annually thereafter.

"Finance Charge Percentage" means a rate per year equal to (a) the Prime Rate plus 0.25% with respect to Formula Advances, (b) the Prime Rate plus 1.00% with respect to Equipment Loan 1 Advances, Equipment Loan 3 Advances, Equipment Loan 4 Advances, and Equipment Loan 5 Advances.

"Prime Rate" means the greater of 5.00% or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate. Lender may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

"Overadvance" means, (a) the amount, if any, by which the total amount of Formula Advances then outstanding exceeds the lesser of the Formula Credit Limit or the Borrowing Base; (b) the entire amount of any advances made on or after August 28, 2008 as Equipment Loan 1 Advance, Equipment Loan 3 Advance, or Equipment Loan 4 Advance, or (c) the amount, it any, by which the total amount of Equipment Loan 5 Advances exceeds $300,000.

"Revolving Maturity Date" means August 15, 2010.

3.    Subsection (e) in Section 2.3 entitled "Equipment Advances" is hereby amended so that:

The Unpaid Equipment Loan 3 Advances as of the date hereof shall be repaid in 36 equal monthly installments of principal, plus all accrued Finance Charges, beginning on August 31, 2008 and continuing on the last day of each month thereafter until the earlier of the Equipment Loan 3 Maturity Date, or the date on which all Equipment Loan 3 Advances and all accrued Finance Charges are paid in full.

4.    Section 2.3, entitled "Equipment Advances" is hereby amended to include the following subsection:

(f)    Subject to the terms and conditions of this Agreement, from the date hereof, through and including December 31, 2008, Borrower may request Equipment Advances of up to the Equipment Loan 5 Credit Limit to finance the acquisition of Equipment (each an "Equipment Loan 5 Advance"). Any amounts borrowed, even if repaid before the Equipment Loan 5 Maturity Date, permanently reduces the Equipment Loan 5 Credit Limit. Each Equipment Loan 5 Advance shall not exceed 100% of the invoice price of Equipment approved by Lender from time to time, and shall be in an amount of at least $50,000. The Equipment Borrower submitted for financing under this Section shall be purchased no earlier than 90 days prior to the date of this Business Financing Modification Agreement. On the last day of each month beginning with the month in which the initial Equipment Loan 5 Advance is made, Borrower shall pay Lender all accrued Finance Charges on all outstanding Equipment Loan 5 Advances during such month. The principal amount of all Equipment Loan 5 Advances outstanding on December 31, 2008 shall be repaid in thirty-six (36) equal monthly installments of principal, plus all accrued Finance Charges, beginning on January 31, 2009 and continuing on the last day of each month thereafter until the earlier of the Equipment Loan 5 Maturity Date, or the date on which all Equipment Loan 5 Advances and all accrued Finance Charges are paid in full.

5.    The following subsection is hereby inserted into Section 3, entitled "Fees":

(e)           Equipment Loan 5 Facility Fee. Borrower shall pay Lender the Equipment Loan 5 Facility Fee upon execution of this Business Financing Modification Agreement.

5.     CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

6.     INTENTIONALLY OMITTED.

7.     NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a "Releasing Party") acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party's assurance that it has no claims against Lender or any of Lender's officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender's and entity's officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender's actions to exercise any remedy available under the Agreement or otherwise.

8.     CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

9.     CONDITIONS. The effectiveness of this Business Financing Modification Agreement is conditioned upon the following: (i) payment of the Facility Fee ($2,500), (ii) payment of the Equipment 5 Facility Fee ($2,500) and (iii) receipt of the revised Unconditional Guaranty from Mica-Tech, Inc. securing all Obligations owed by Borrower to Lender.

10.           COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Lender, Borrower, and Guarantor.

BORROWER:	LENDER:

AML COMMUNICATIONS, INC.	BRIDGE BANK, NATIONAL ASSOCIATION

By: /s/ Jacob Inbar	By: /s/ James Crumpton

Name: Jacob Inbar	Name: James Crumpton

Title: President	Title: SVP

Guarantor consents to the modifications to the Indebtedness pursuant to this Business Financing Modification Agreement, hereby ratifies the provisions of the Guaranty and confirms that all provisions of that document are in full force and effect.

GUARANTOR:

MICA-TECH, INC.

By:             /s/ Jacob Inbar

Name:        Jacob Inbar

Title:          President

Date:          9/16/08

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